UNITED STATES

SECURITIES EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14C

Information Required in Information Statement

Schedule 14C Information

Information Statement Pursuant to Section 14(c)

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THE ARISTOTLE CORPORATION

(Name of Registrant As Specified In Charter)

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THE ARISTOTLE CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be Held December 30, 2008

To the Stockholders of
THE ARISTOTLE CORPORATION:

NOTICE IS HEREBY GIVEN that the 2008 Annual Meeting of Stockholders of THE ARISTOTLE C ORPORATION (the “Company”) will be held on December 30, 2008 at 8:00 A.M., EST, at the Hyatt Regency Greenwich, 1800 E. Putnam Avenue, Old Greenwich, Connecticut for the following purposes:

1. To elect nine directors of the Company; and

2. To transact such other business as may properly come before the meeting and any adjournment thereof.

Only stockholders of record at the close of business on November 25, 2008 are entitled to notice of, and to attend, the Annual Meeting of Stockholders.

Geneve Corporation and certain of its affiliates, which hold, in the aggregate, more than 90% of the Company’s Common Stock, have delivered to the Company a written consent approving the election of the nine director nominees; such action will be effective immediately following the Annual Meeting. Accordingly, as provided for under the General Corporation Law of the State of Delaware, no further stockholder vote will be taken at the Annual Meeting.

The attached Information Statement provides certain information regarding the Company, its directors and senior management. The Information Statement and the Annual Report to Stockholders, which contains financial statements for the fiscal year ended December 31, 2007, will first be mailed to stockholders of the Company on or about December 1, 2008.

NO ACTION IS REQUIRED OF YOU. WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.

By Order of the Board of Directors

H. William Smith
Secretary

November 28, 2008

THE ARISTOTLE CORPORATION
96 Cummings Point Road
Stamford, CT 06902
(203) 358-8000

INFORMATION STATEMENT

This Information Statement is furnished in connection with the 2008 Annual Meeting of Stockholders of The Aristotle Corporation (the “Company”) to be held at the Hyatt Regency Greenwich, 1800 E. Putnam Avenue, Old Greenwich, Connecticut on December 30, 2008 at 8:00 A.M., EST (the “Annual Meeting”). The cost of preparing, printing and mailing this Information Statement and the 2007 Annual Report to Stockholders (the “Annual Report”) will be borne by the Company. The Company will, upon request, reimburse brokers, banks, or other persons for their reasonable out-of-pocket expenses in forwarding this Information Statement and the Annual Report to beneficial owners of the Company’s shares. This Information Statement and the Annual Report will first be mailed to stockholders of the Company on or about December 1, 2008.

Geneve Corporation and certain of its affiliates, which hold, in the aggregate, more than 90% of the Company’s Common Stock, have delivered to the Company a written consent approving the election of the nine director nominees discussed herein; such action shall become effective immediately following the Annual Meeting, which is at least twenty days after this Information Statement has first been mailed to stockholders. Accordingly, as provided for under the General Corporation Law of the State of Delaware, no further stockholder vote will be taken at the Annual Meeting. Management does not know of any other matters to be brought before the Annual Meeting at this time.

NO ACTION IS REQUIRED OF YOU. WE ARE NOT ASKING YOU FOR A PROXY AND YOU
ARE REQUESTED NOT TO SEND US A PROXY.

STOCK OWNED BY MANAGEMENT AND PRINCIPAL
STOCKHOLDERS OF THE COMPANY

The following table sets forth information as of November 1, 2008 regarding beneficial ownership of the Company’s Common Stock by:

•	each person who owns more than 5% of the Company’s outstanding Common Stock;

•	each individual who is a director of the Company;

•	the Company’s executive officers who are not directors (the “Named Officers”); and

•	all executive officers and directors of the Company as a group.

Unless otherwise indicated, all persons listed below have sole voting and investment power with respect to their shares. None of the shares held by the persons listed below has been pledged as security.

5% Stockholders, Directors and Executive Officers	Number of Shares of Common Stock Beneficially Owned		Percent of Class(1)
5% Stockholders:
Geneve Corporation (2)	16,279,971		90.6%
Directors:
Ira R. Harkavy	3,500	(3)	*
John L. Lahey	4,898	(4)	*
Steven B. Lapin	195,665	(5)	1.1%
Donald T. Netter	2,000	(6)	*
Edward Netter	16,279,971	(7)	90.6%
W. Phillip Niemeyer	60,000	(8)	*
James G. Tatum	10,429	(9)	*
Roy T.K. Thung	—	(10)	*
John A. Whritner	3,500	(11)	*
Named Officers:
Dean T. Johnson	20,000	(12)	*
Brian R. Schlier	15,000	(13)	*
H. William Smith	10,000	(14)	*
All Executive Officers and Directors as a Group (12 persons)	16,604,963		92.4%

*	Less than 1%

(1)	Based on 17,962,875 shares of Common Stock outstanding as of November 1, 2008.

(2)

Geneve Corporation is a private diversified financial holding company located at 96 Cummings Point Road, Stamford, Connecticut (“Geneve”). Geneve is an affiliate and the majority stockholder of the Company. Director Edward Netter is the Chairman and Chief Executive Officer of Geneve, director Steven B. Lapin is the President and Chief Operating Officer of Geneve, director Roy T.K. Thung is the Executive Vice President of Geneve, director Donald T. Netter is a Senior Vice President of Geneve, Brian R. Schlier is the Senior Vice President—Taxation of Geneve and H. William Smith is the Vice President—Legal and Secretary of Geneve.

(3)	Consists of 3,500 shares of Common Stock subject to options granted to Mr. Harkavy which are exercisable within 60 days after November 1, 2008.

(4)	Consists of 3,898 shares of Common Stock, and 1,000 shares of Common Stock subject to options granted to Mr. Lahey which are exercisable within 60 days after November 1, 2008.

(5)	Consists of 195,665 shares of Common Stock. Does not include any shares beneficially owned by Geneve.

(6)	Includes 1,000 shares of Common Stock held by each of his wife and his daughter. Does not include any shares beneficially owned by Geneve.

(7)	Consists of 16,279,971 shares of Common Stock beneficially owned by Geneve. Mr. Netter disclaims beneficial ownership of these shares.

(8)	Consists of 60,000 shares of Common Stock.

(9)	Consists of 9,429 shares of Common Stock, and 1,000 shares of Common Stock subject to options granted to Mr. Tatum which are exercisable within 60 days after November 1, 2008.

(10)	Does not include any shares beneficially owned by Geneve.

(11)	Consists of 3,000 shares of Common Stock, and 500 shares of Common Stock subject to options granted to Mr. Whritner which are exercisable within 60 days after November 1, 2008.

(12)	Consists of 20,000 shares of Common Stock.

(13)	Consists of 15,000 shares of Common Stock. Does not include any shares beneficially owned by Geneve.

(14)	Consists of 10,000 shares of Common Stock. Does not include any shares beneficially owned by Geneve.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires the Company’s executive officers and directors, and persons who beneficially own more than ten percent (10%) of any class of equity securities of the Company registered pursuant to Section 12 of the Exchange Act, to file with the Securities and Exchange Commission (“SEC”) and any national securities exchange on which these securities are registered, initial reports of beneficial ownership and reports of changes in beneficial ownership of equity securities of the Company. Executive officers, directors and greater than ten percent (10%) beneficial owners are required by the Exchange Act to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely upon a review of the copies of such reports furnished to the Company, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten percent (10%) beneficial owners were complied with for the fiscal year ended December 31, 2007.

NOMINEES FOR ELECTION AS DIRECTORS

As a result of the written consent of Geneve and certain of its affiliates delivered to the Company, nine directors will be appointed immediately following the Annual Meeting, each to hold office until the next annual meeting of stockholders and until such director’s successor shall be elected and qualified, or until such director’s earlier resignation or removal. Each person named below has consented to his nomination and has advised the Company that he intends to serve the entire term if elected. All of such nominees presently serve as directors of the Company.

Name	Age	Director of the Company Since	Positions Held with the Company
Ira R. Harkavy	59	2005	Director
John L. Lahey	62	1999	Director
Steven B. Lapin	63	1998	Director, President and Chief Operating Officer
Donald T. Netter	47	2002	Director
Edward Netter	76	1998	Director, Non-executive Chairman
W. Phillip Niemeyer	62	2008	Director, Executive Vice President and President—Nasco Division
James G. Tatum	67	2002	Director
Roy T.K. Thung	64	2002	Director
John A. Whritner	73	2005	Director

IRA R. HARKAVY has been an Associate Vice President at the University of Pennsylvania since 1996, and Director, Center for Community Partnerships (“CCP”) at the University of Pennsylvania since CCP’s inception in 1992. CCP and its school and community partners have created university assisted community schools that educate children, their families and the broader community through school-day curriculum based problem solving learning, and after school and other programs that advance learning, development and an array of other needs and interests of the wider community.

JOHN L. LAHEY has been President of Quinnipiac University, a private university located in Hamden, Connecticut, for more than the past twenty years. Dr. Lahey serves on the Board of Trustees of Yale-New Haven Hospital and on the Board of Directors of UIL Holdings Corporation and The United Illuminating Company, publicly-held utility companies, and is a director of Independence Holding Company (“IHC”), a publicly-held holding company engaged principally in the life and health insurance business. Dr. Lahey also serves as a director of the New York City St. Patrick’s Day Parade, Inc. and of the American Bar Association’s Council of the Section of Legal Education and Admissions to the Bar.

STEVEN B. LAPIN has served as President and Chief Operating Officer of the Company since June 2002. Mr. Lapin has also been President, Chief Operating Officer and a director of Geneve for more than the past five years. Mr. Lapin is Vice Chairman and a director of IHC.

DONALD T. NETTER, for more than the past five years, has served as Chairman, Chief Executive Officer and Senior Managing Director of the managing member of the general partner of the Dolphin Limited Partnerships, investment limited partnerships. Mr. Netter has served as a Senior Vice President of Geneve for more than the past five years. Donald T. Netter is the son of Edward Netter.

EDWARD NETTER has been Chairman, Chief Executive Officer and a director of Geneve for more than the past five years. Mr. Netter is Chairman and a director of IHC, and a director of American Independence Corp. (“AMIC”), a publicly-held holding company which, through its subsidiaries, is in the insurance and reinsurance business. Edward Netter is the father of Donald T. Netter.

W. PHILLIP NIEMEYER has been President—Nasco Division of the Company since September 2002. Mr. Niemeyer has been Executive Vice President of the Company since March 2008, prior to which he had been Vice President—Production Coordination of the Company since the merger (the “Merger”) of the Company and Nasco International, Inc. (“Nasco”) on June 17, 2002. Mr. Niemeyer has held various positions with Nasco for over 30 years.

JAMES G. TATUM, C.F.A. is a registered investment advisor and the sole proprietor of J. Tatum Capital, LLC in Birmingham, Alabama. He has been a registered investment advisor for more than the past five years, managing funds primarily for individual and trust clients. Mr. Tatum has been a Chartered Financial Analyst for more than twenty-five years. Mr. Tatum is a director of IHC.

ROY T.K. THUNG has served as Chief Executive Officer and President of IHC for more than the past five years. He has been Executive Vice President of Geneve for more than the past five years. Mr. Thung has served as a director of AMIC since July 2002 and as Chief Executive Officer and President of AMIC since November 2002.

JOHN A. WHRITNER is a retired school administrator. Mr. Whritner spent more than forty years in the education field including as a teacher and school administrator, and as the Superintendent of Schools in East Lyme, Connecticut, Grosse Pointe, Michigan, and Greenwich, Connecticut. For more than five years following his retirement as a school administrator, Mr. Whritner was a Senior Associate with Hazard, Young, Attea & Associates, a school superintendent search firm. Mr. Whritner was a director of Nasco from April 1998 until the Merger.

Corporate Governance Matters

Director Independence and Selection Process

The Company’s Board of Directors has determined that each of Messrs. Harkavy, Lahey, Tatum and Whritner is an independent director in accordance with the definition of “independent director” under Nasdaq Marketplace Rule 4200(a)(15).

The Company qualifies as a “controlled company” as defined in Rule 4350(c)(5) of the Nasdaq Marketplace Rules because more than 50% of the Company’s voting power is held by Geneve. Therefore, the Company is not subject to the requirements of Rule 4350(c) that would otherwise require the Company to have: (i) a majority of independent directors on the Board of Directors; (ii) compensation of the Company’s executive officers determined by a majority of the independent directors or a compensation committee composed solely of independent directors; (iii) director nominees selected, or recommended for the Board of Directors’ selection, either by a majority of the independent directors or a nominating committee composed solely of independent directors; and (iv) adopted a formal written charter or board resolution addressing the nomination process and related matters.

In light of Geneve’s voting power, the Board of Directors has determined that the Board of Directors, rather than a nominating committee, is the most appropriate body for identifying director candidates and selecting nominees to be presented at the Annual Meeting. The Board of Directors seeks candidates who will bring outstanding business experience that will benefit all of the stockholders of the Company. The Board of Directors has further determined that a policy with respect to consideration of candidates recommended by security holders would not be appropriate.

Board of Directors Meetings; Committees of the Board of Directors

The Company’s Board of Directors held four meetings and took action by unanimous written consent twice in 2007. Each director attended at least 75% of the aggregate of: (i) the total number of meetings of the Board of Directors held during the period in which such person was a director; and (ii) the total number of meetings held by all committees of the Board of Directors on which such person served.

Directors are elected annually and serve until their successors are duly elected and qualified, or until their earlier resignation or removal; Mr. Niemeyer was appointed to the Company’s Board of Directors in March 2008 by action of the full Board of Directors. Seven of the Company’s directors were in attendance at the Company’s 2007 Annual Meeting of Stockholders.

The Board of Directors has an Executive Committee, an Audit Committee, an Investment Committee and a Compensation Committee. The Executive Committee and the Audit Committee were established in June 2002, immediately following the Merger. The Compensation Committee was established in January 2004 and the Investment Committee was established in June 2004. The Executive Committee is comprised of one independent director, one non-employee director and one employee director. Each of the Audit Committee and the Compensation Committee is comprised exclusively of independent directors. The Investment Committee is comprised of one independent director and one non-employee director. The Company does not have a standing nominating committee or a nominating committee charter.

Executive Committee. The Executive Committee, which has all powers and authority of the Board of Directors with respect to the management of the business and affairs of the Company, currently consists of Messrs. Lapin, Edward Netter and Tatum. The Executive Committee did not hold any meetings or take any action by written consent in 2007.

Compensation Committee. The principal functions of the Compensation Committee are to: (i) develop corporate goals and objectives relevant to the compensation of the Company’s President and Chief Operating Officer, evaluate the President and Chief Operating Officer’s performance in light of such goals and objectives, and exercise sole authority to determine the President and Chief Operating Officer’s compensation based upon such evaluation; (ii) make recommendations to the Board of Directors with respect to the compensation of the Company’s other executive officers; and (iii) administer the Company’s 2002 Employee, Director and Consultant Stock Plan (the “2002 Plan”).

The Compensation Committee meets at least one time per year, and more often as the members of the Compensation Committee deem appropriate. The Compensation Committee operates under a written Compensation Committee Charter, a copy of which was attached as an exhibit to the Company’s proxy statement dated June 29, 2007. Messrs. Harkavy, Tatum and Whritner are the current members of the Compensation Committee. The Compensation Committee met four times in 2007.

Investment Committee. The principal function of the Investment Committee is to consider and make recommendations to the Board of Directors regarding investment opportunities and strategies for the Company with respect to the utilization of excess cash generated by the Company’s normal business operations. Messrs. Edward Netter and Tatum are the current members of the Investment Committee, which met informally on numerous occasions in 2007.

Audit Committee. The Company established an Audit Committee of its Board of Directors in June 2002. The Audit Committee operates under an amended and restated Audit Committee Charter adopted by the Board of Directors in March 2004, a copy of which was attached as an exhibit to the Company’s proxy statement dated November 22, 2006 (the “Audit Committee Charter”). The principal functions of the Audit Committee are to: (i) select and engage the Company’s independent registered public accounting firm (“independent auditors”); (ii) review and approve management’s plan for engaging the Company’s independent auditors during the year to perform non-audit services and consider what effect these services will have on the independence of the Company’s independent auditors; (iii) review the Company’s annual financial statements and other financial reports which require approval by the Board of Directors; (iv) oversee the integrity of the Company’s financial statements, the Company’s systems of disclosure controls and internal controls and the Company’s compliance with legal and regulatory requirements; (v) review the scope of the Company’s independent auditors’ audit plans and the results of their audit; and (vi) evaluate the performance of the Company’s independent auditors.

The current members of the Audit Committee are Messrs. Lahey, Tatum and Whritner. Mr. Tatum is the Chairperson of the Audit Committee. Each of these individuals meets the independence requirements of NASDAQ and applicable SEC rules and regulations. The Audit Committee and the Board of Directors have determined that each member of the Company’s Audit Committee is financially literate and that Mr. Tatum qualifies as an “audit committee financial expert” as defined by applicable SEC rules. The Audit Committee met five times in 2007

Compensation Committee Interlocks and Insider Participation

Messrs. Harkavy, Tatum and Whritner are the current members of the Compensation Committee. No member of the Compensation Committee has ever been an officer or employee of the Company. During 2007, (i) no executive officer of the Company served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Compensation Committee; and (ii) no executive officer of the Company served as a member of a compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Board of Directors.

Other Information about the Board of Directors

The Company provides an informal process for stockholders to send communications to the Board of Directors. Stockholders who wish to contact the Board of Directors or any of its members may do so by writing to The Aristotle Corporation, Attn: Board of Directors, 96 Cummings Point Road, Stamford, Connecticut 06902. At the direction of the Board of Directors, all mail received will be opened and screened for security purposes. Correspondence directed to an individual member of the Board of Directors is referred to that member. Correspondence not directed to a particular member of the Board of Directors is referred to the Company’s General Counsel, Mr. H. William Smith.

EXECUTIVE OFFICERS

The following table sets forth the names of the Company’s Named Officers, their ages at November 1, 2008, and their positions currently held with the Company. The Named Officers and Messrs. Lapin and Niemeyer (Messrs. Lapin and Niemeyer and the Named Officers are hereinafter collectively referred to as the “named executive officers”) serve as executive officers of the Company at the discretion of the Board of Directors. The Company has not entered into employment agreements with any of the named executive officers.

Name	Age	Positions Held with the Company
Dean T. Johnson	53	Senior Vice President and Chief Financial Officer, and Chief Financial Officer—Nasco Division
Brian R. Schlier	54	Vice President—Taxation
H. William Smith	45	Vice President, General Counsel and Secretary

DEAN T. JOHNSON has been Senior Vice President of the Company since March 2008, prior to which he was Vice President of the Company from June 2003. Mr. Johnson has been Chief Financial Officer of the Company since October 2002. For more than the five years prior to the Merger, Mr. Johnson was Chief Financial Officer of Nasco.

BRIAN R. SCHLIER has been Vice President—Taxation of the Company since January 2003. Mr. Schlier has been Senior Vice President—Taxation of Geneve since March 2005, prior to which for more than five years he was Vice President—Taxation of Geneve. Mr. Schlier has been Vice President—Taxation of IHC for more than the past five years, and the Vice President—Taxation of AMIC since November 2002.

H. WILLIAM SMITH has been Vice President, General Counsel and Secretary of the Company since July 2002. Mr. Smith has been Vice President—Legal and Secretary of Geneve since July 2002. For more than five years prior to joining the Company and Geneve, Mr. Smith practiced law with the private law firms Paul, Hastings, Janofsky & Walker LLP and Pillsbury Winthrop Shaw Pitman LLP.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Objectives

For the named executive officers, compensation is intended to be performance-based. The Compensation Committee, which has responsibility for establishing the compensation for the Company’s President and Chief Operating Officer and recommending the compensation for all of the Company’s other named executive officers to the Board of Directors, believes that compensation paid to executive officers should be closely aligned with the performance of the Company on both a short-term and long-term basis, and that such compensation should assist the Company in attracting and retaining key executives critical to its long-term success.

In establishing compensation for executive officers, the following are the Compensation Committee’s objectives:

•	Attract and retain individuals of superior ability and managerial talent; and

•	Ensure senior officer compensation is aligned with the Company’s corporate strategies, business objectives and the long-term interests of the Company’s stockholders.

The Company’s overall compensation program is structured to attract, motivate and retain highly qualified executive officers by paying them competitively, consistent with the Company’s success and their contribution to that success. To this end, base salary and bonus are designed to reward annual achievements and to be commensurate with the executive’s scope of responsibilities, demonstrated leadership abilities, and management experience and effectiveness. Other elements of compensation focus on motivating and challenging the Company’s executives to achieve superior, longer-term, sustained results.

Implementation of Objectives

Base Salaries

The Company pays named executive officers, and other employees, base salaries to compensate them for services rendered during the fiscal year. Salaries for named executive officers are based on their responsibilities, prior experience and recent performance. Decisions regarding salary increases take into account a named executive officer’s current salary, market conditions and the amounts paid to a named executive officer’s peers within and outside the Company. Base salaries are typically reviewed on a 12-month or longer cycle, except where there is a significant change in the named executive officer’s responsibilities during a shorter period of time. Such adjustments, if any, are determined by evaluating: (i) the scope of any new responsibilities; (ii) the competitive market value of a named executive officer’s role; (iii) the performance of the individual; and (iv) the performance of the Company. Neither the Compensation Committee nor the Company has retained a compensation consultant or similar organization for assistance in determining the salaries to be paid to the named executive officers.

Annual Bonuses

Immediately following the end of the fiscal year, the Company’s President and Chief Operating Officer reviews with the Compensation Committee the Company’s estimated full-year results against the financial, strategic and operational goals established for the year, and the Company’s performance in prior periods. After reviewing the actual results for the fiscal year, the Compensation Committee approves the bonus to be awarded to the Company’s President and Chief Operating Officer and recommends to the Board of Directors total bonuses to be paid to all other named executive officers.

The Compensation Committee, with input from the Company’s President and Chief Operating Officer, uses discretion in determining, for each named executive officer (other than the President and Chief Operating Officer), the current year’s bonus, which is typically equal to a percentage of each such named executive officer’s base salary. The Compensation Committee evaluates the overall performance of the Company and an assessment of each such named executive officer’s performance against expectations, which were established at the beginning of the year.

The salaries paid and annual bonuses awarded to the Company’s named executive officers are discussed below and shown in the Summary Compensation Table.

Equity Awards/Long-Term Incentive Compensation

The Company’s 2002 Plan provides the opportunity for the Compensation Committee to award stock options or restricted stock grants to, among others, the Company’s named executive officers. Stock options were granted in 2002 and 2003 and were intended to motivate future superior performance, align the interests of the named executive officers with those of the Company’s stockholders and retain the named executive officers through the term of the awards. All of the stock options previously granted to the Company’s named executive officers were exercised shortly prior to their expiration. There are currently no stock options outstanding which are held by the Company’s named executive officers. The Company has not issued any restricted stock grants under the 2002 Plan. No stock options were granted to the named executive officers under the 2002 Plan in 2007.

The Company does not have any target levels of stock ownership applicable to any of its employees, including the named executive officers.

The Company has entered into incentive unit agreements with each of the named executive officers, among other employees, pursuant to which performance-based incentive units (the “Incentive Units”) were awarded entitling the holder thereof to a cash payment, if earned, based upon threshold increases in the Company’s EBITDA (as defined by the incentive unit agreements) over the five year period commencing January 1, 2008 and ending December 31, 2012 (the “Award Period”). The aggregate amount of cash payments, if any, for the Award Period to all holders of Incentive Units will not be material to the Company.

Retirement Benefits

Prior to December 31, 2005, the Company had a non-contributory defined benefit pension plan (the “Pension Plan”) covering a significant number of its employees, including Messrs. Niemeyer and Johnson, two of the Company’s named executive officers; Messrs. Lapin, Schlier and Smith were not eligible to participate in the Pension Plan. On December 31, 2005, the Company froze the plan benefits under the Pension Plan for all hourly employees and certain salaried employees, including Messrs. Niemeyer and Johnson. The Pension Plan continues in effect for certain other salaried employees.

On February 22, 2006, the Company entered into Supplemental Employee Retirement Plan Agreements (“SERPA”) with several employees of the Company, including Messrs. Niemeyer and Johnson. The SERPA, which are effective as of January 1, 2006, provide certain retirement benefits based upon Messrs. Niemeyer’s and Johnson’s average annual wages and years of service (as defined in the SERPA). Benefits under the SERPA generally accrue from the effective date thereof through the earlier to occur of Messrs. Niemeyer’s and Johnson’s respective retirement, disability or termination of employment with the Company. The benefits payable under the SERPA replace, on an equivalent basis, those which otherwise would have been payable to Messrs. Niemeyer and Johnson under the Pension Plan.

During 2007, the Company incurred a total expense of $364,000 for all SERPA. The Company incurred compensation expense for Messrs. Niemeyer and Johnson of $60,000 and $28,000, respectively, in connection therewith. At December 31, 2007, the amount payable under all SERPA was $467,000. At December 31, 2007, the amounts payable under the SERPA for Messrs. Niemeyer and Johnson were $122,000 and $50,000, respectively.

On December 28, 2006, the Company assumed the obligations of IHC, an affiliate of the Company, under a retirement benefit agreement (the “Retirement Agreement”) for the benefit of Mr. Lapin. Mr.

Lapin had originally entered into the Retirement Agreement on September 30, 1991; the Retirement Agreement related to services previously provided by Mr. Lapin to IHC. Pursuant to the terms of the Retirement Agreement, Mr. Lapin was entitled to receive a cash payment of $1,174,750 on September 3, 2007, or at the termination of his employment with the Company prior to September 3, 2007 in an amount set forth in a time-adjusted payment schedule. Following the assignment of the Retirement Agreement, the Company and Mr. Lapin entered into Amendment No. 1 to the Retirement Agreement whereby its term was extended until September 3, 2010, and the total potential payment thereunder was increased to $1,399,146, based on additional years of service to the Company by Mr. Lapin.

Most employees of the Company, including Messrs. Lapin and Smith, are eligible to participate in the Company’s 401(k) savings plan. The Company matches employee contributions to the 401(k) savings plan at a rate of $.50 for every $1.00 contributed by each participant to a maximum 6% on compensation permitted by the Internal Revenue Service. Messrs. Niemeyer and Johnson are eligible to participate in the Company’s 401(k) savings plan, but are not entitled to any matching contributions from the Company.

Perquisites and Other Personal Benefits

Messrs. Niemeyer and Johnson are eligible to participate in (as are all of the Company’s employees who meet service requirements under the several plans) the Company’s medical and dental health insurance plans, life insurance plans and long-term disability insurance plans.

The medical and dental plans require a contributory amount to be paid by all participants. While no participant contribution is required for the life insurance plan, the Company does include the cost of those benefits that exceed $50,000 in a participant’s reported income to the Internal Revenue Service. The Company provides a long-term disability plan under which the Company pays the insurance premiums.

The Company believes that the several insurance plans that are offered are important components of the comprehensive benefit package which induces employees to remain in the Company’s employ.

Messrs. Lapin and Smith do not participate in the Company’s medical, dental, life insurance or disability insurance plans.

Employment Agreements and Severance Packages

The Company has not entered into any employment agreements or severance packages with any of the named executive officers.

Tax Implications

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), limits the Company’s deductions for compensation paid to the named executive officers to $1.0 million unless certain requirements are met. The policy of the Compensation Committee with respect to Section 162(m) is to establish and maintain a compensation program which will optimize the deductibility of compensation. The Compensation Committee, however, reserves the right to use its judgment, where merited by the Compensation Committee’s need to respond to changing business conditions or by an executive officer’s individual performance, to authorize compensation which may not, in a specific case, be fully deductible by the Company. No named executive officer received compensation in 2007 in excess of the $1 million limitation provided by Section 162(m) of the Code.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed the Compensation Discussion and Analysis, and discussed the Analysis with the Company’s management. Based on that review and analysis, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Amendment No. 1 to the Company’s 2007 Annual Report on Form 10-K and in this Information Statement.

The foregoing report is provided by the undersigned members of the Compensation Committee of the Board of Directors.

Ira R. Harkavy	James G. Tatum	John A. Whritner

Dated: April 25, 2008

The report of the Compensation Committee and the information contained therein shall not be deemed to be “solicited material” or “filed” or incorporated by reference in any filing the Company makes under the Securities Act of 1933 (the “Securities Act”) or under the Exchange Act, irrespective of any general statement incorporating by reference this Information Statement into any such filing, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates this information by reference into a document the Company files under the Securities Act or the Exchange Act.

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation paid by the Company during 2007 to each of the principal executive officer, the principal financial officer and the other named executive officers of the Company whose total compensation exceeds $100,000.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(1)	All Other Compensation ($)(2)	Total ($)
Steven B. Lapin	2007	260,000	80,000	—	—	—	69,185	6,750	415,935
President and Chief	2006	250,000	80,000	—	—	—	—	6,600	336,600
Operating Officer
W. Phillip Niemeyer	2007	220,500	80,000	—	—	—	102,915	927	404,342
Executive Vice President	2006	210,000	80,000	—	—	—	113,311	927	404,238
and President—Nasco Division
Dean T. Johnson	2007	162,600	60,000	—	—	—	30,634	927	254,161
Senior Vice President and	2006	155,000	60,000	—	—	—	31,143	927	247,070
Chief Financial Officer,
and Chief Financial
Officer—Nasco Division
H. William Smith	2007	150,800	50,000	—	—	—	—	6,750	207,550
Vice President, General	2006	145,000	50,000	—	—	—	—	6,600	201,600
Counsel and Secretary

(1)

Amounts reflect the increase during 2007 and 2006 in the actuarial present values of Messrs. Niemeyer’s and Johnson’s accumulated benefits under the Company’s Pension Plan and the present value of their SERPA as follows: Mr. Niemeyer - in 2007, $42,844 in pension benefits and $60,071 in SERPA, and in 2006, $51,626 in pension benefits and $61,685 in SERPA; and Mr. Johnson - in 2007, $2,919 in pension benefits and $27,715 in SERPA and in 2006, $8,634 in pension benefits and $22,508 in SERPA. Amounts for Mr. Lapin reflect the increase in benefits payable pursuant to the Retirement Agreement.

(2)

Amounts reflect payments for term life, AD&D and disability insurance for Messrs. Niemeyer and Johnson. Amounts for Messrs. Lapin and Smith reflect Company matching payments for contributions made by the named executive officer to the Company’s 401(k) savings plan.

OUTSTANDING EQUITY AWARDS AS OF
THE FISCAL YEAR-ENDED DECEMBER 31, 2007

All of the stock options previously issued to the Company’s named executive officers under the 2002 Plan have been exercised. There are currently no stock options outstanding which are held by the named executive officers. The Company does not currently plan to make any future awards of stock options under the 2002 Plan.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information for the named executive officers who exercised stock options in 2007. No stock awards have been granted under the 2002 Plan.

Name	Option Awards
	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise ($)
Steven B. Lapin	400,000	3,952,000
W. Phillip Niemeyer	100,000	881,460
Dean T. Johnson	50,000	412,310
H. William Smith	50,000	437,300

PENSION BENEFITS

The following table sets forth information related to the Company’s Pension Plan with respect to certain of the Company’s named executive officers.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefits ($) (1)	Payments During Last Fiscal Year ($)
Steven B. Lapin (2)	—	—	—	—
W. Phillip Niemeyer	The Aristotle Corporation Pension Plan	34.0	1,074,082	—
Dean T. Johnson	The Aristotle Corporation Pension Plan	12.0	189,405	—
H. William Smith (2)	—	—	—	—

(1)

Prior to December 31, 2005, the Company had a non-contributory defined benefit pension plan covering a significant number of its employees, including Messrs. Niemeyer and Johnson. On December 31, 2005, the Company froze the plan benefits under the Pension Plan for all hourly employees and certain salaried employees, including Messrs. Niemeyer and Johnson. The Pension Plan continues in effect for certain other salaried employees. Assumptions used to determine the pension plan benefits are disclosed in Note 12(a) of the Notes to the Consolidated Financial Statements included in the Company’s Form 10-K for the year ended December 31, 2007

(2)	Messrs. Lapin and Smith are not eligible to participate in the Pension Plan.

NONQUALIFIED DEFERRED COMPENSATION

The following table sets forth information related to nonqualified deferred compensation with respect to certain of the Company’s named executive officers.

Name	Executive contributions in last FY ($)	Registrant contributions in last FY ($)	Aggregate earnings in last FY ($)	Aggregate withdrawals/ distributions ($)	Aggregate balance at last FYE ($)
Steven B. Lapin	—	69,185	—	—	1,198,222 (1)
W. Phillip Niemeyer	—	60,071	—	—	121,756 (2)
Dean T. Johnson	—	27,715	—	—	50,223 (2)
H. William Smith	—	—	—	—	—

(1)

On December 28, 2006, the Company assumed the obligations of IHC under the Retirement Agreement. Pursuant to the terms of the Retirement Agreement, Mr. Lapin was entitled to receive a cash payment of $1,174,750 on September 3, 2007, or at the termination of his employment with the Company prior to September 3, 2007 in an amount set forth in a time-adjusted payment schedule. IHC paid the Company $1,129,037 in connection with the assignment of the Retirement Agreement. Following the assignment of the Retirement Agreement, the Company and Mr. Lapin entered into Amendment No. 1 to the Retirement Agreement whereby its term was extended until September 3, 2010, and the total potential payment thereunder was increased to $1,399,146, based on additional years of service to the Company by Mr. Lapin. The amount reflected for Mr. Lapin represents the increase during the 2007 fiscal year in the value of the benefit payable under the Retirement Agreement.

(2)

On February 22, 2006, following the freezing of the Pension Plan, the Company entered into the SERPA with Messrs. Niemeyer and Johnson. The SERPA, which are effective as of January 1, 2006, provide certain retirement benefits based upon Messrs. Niemeyer’s and Johnson’s average annual wages and years of service (as defined in the SERPA). Benefits under the SERPA generally accrue from the effective date thereof through the earlier of Messrs. Niemeyer’s and Johnson’s retirement, disability or termination of employment with the Company. The benefits payable under the SERPA replace, on an equivalent basis, those which otherwise would have been payable to Messrs. Niemeyer and Johnson under the Pension Plan. The amounts reflected for Messrs. Niemeyer and Johnson represent the increases during the 2007 fiscal year in their respective SERPA.

COMPENSATION OF DIRECTORS

Each of the independent members of the Board of Directors, Messrs. Harkavy, Lahey, Tatum and Whritner, received an annual retainer of $15,000 in the year ended December 31, 2007. The Chairperson of the Audit Committee, Mr. Tatum, received an additional annual retainer of $5,000. In addition to the retainer, the independent members of the Board of Directors received $500 for each board or committee meeting attended. Effective as of July 1, 2007, the Board of Directors appointed Mr. Edward Netter as Non-executive Chairman and set the annual retainer for such position at $225,000; Mr. Edward Netter received $112,500 in the year ended December 31, 2007 for service as Non-executive Chairman.

During the year ended December 31, 2007, the 2002 Plan provided for the automatic grant of non-qualified options to non-employee directors. Each non-employee director, upon first being elected to the Board of Directors, received an option to purchase 2,500 shares of Common Stock, which vested one year after the date of the grant of the option, assuming uninterrupted service on the Board of Directors. Additionally, the 2002 Plan provided for a grant to each non-employee director on the date of such director’s reelection (provided that such director had served since such director’s initial election) of an option to purchase 500 shares of Common Stock, which vested one year after the date of the grant of the option, assuming uninterrupted service on the Board of Directors.

The Company has entered into incentive unit agreements with each of the Company’s non-employee directors (other than Messrs. Edward Netter, Donald Netter and Thung) pursuant to which Incentive Units were awarded entitling the holder thereof to a cash payment, if earned, based upon threshold increases in the Company’s EBITDA (as defined by the incentive unit agreements) over the Award Period, which began on January 1, 2008.

As a result of the inception of the incentive unit agreements, the 2002 Plan was amended by the Board of Directors to eliminate (i) the automatic grant of 2,500 non-qualified stock options to non-employee members of the Board of Directors upon their initial election to the Board of Directors and (ii) the annual grant of 500 non-qualified stock options to non-employee directors upon their reelection to the Board of Directors.

The following table summarizes compensation paid to the Company’s directors during the year ended December 31, 2007.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($) (2)
Ira R. Harkavy (3)	19,500	—	5,310	—	—	—	24,810
John L. Lahey (4)	19,500	—	5,310	—	—	—	24,810
Steven B. Lapin (5)	—	—	—	—	—	—	—
Donald T. Netter (6)	—	—	—	—	—	—	—
Edward Netter (7)	112,500	—	—	—	—	—	112,500
W. Phillip Niemeyer (8)	—	—	—	—	—	—	—
James G. Tatum (9)	27,000	—	5,310	—	—	—	33,310
Roy T.K. Thung (6)	—	—	—	—	—	—	—
John A. Whritner (10)	22,000	—	5,310	—	—	—	27,310

(1)

Represents the compensation costs for financial reporting purposes for the year ended December 31, 2007 under Statement of Financial Accounting Standards No. 123R, Share-Based Payments. Directors Harkavy, Lahey, Tatum and Whritner held awarded options to purchase shares of the Company’s Common Stock in the aggregate amounts of 3,500, 1,000, 1,000 and 1,000, respectively, as of December 31, 2007.

(2)	The Company reimburses all directors for out-of pocket expenses incurred in connection with attendance at board and committee meetings. The amount of such reimbursement is not included in this column.

(3)	Includes $15,000 as payment of the annual director retainer, and $4,500 for attendance at regular meetings of the Board of Directors and standing committees thereof.

(4)	Includes $15,000 as payment of the annual director retainer, and $4,500 for attendance at regular meetings of the Board of Directors and standing committees thereof.

(5)	As President and Chief Operating Officer of the Company, Mr. Lapin is not entitled to any compensation as a member of the Board of Directors.

(6)	Messrs. Donald Netter and Thung, due to their positions with Geneve, waived their rights to compensation as directors of the Company for the year ended December 31, 2007.

(7)

Mr. Edward Netter was appointed Non-executive Chairman effective as of July 1, 2007. The annual retainer for the Non-executive Chairman is $225,000. Mr. Edward Netter received $112,500 in the year ended December 31, 2007 for services as Non-executive Chairman.

(8)

Mr. Niemeyer was appointed to the Board of Directors in March 2008. As the Executive Vice President of the Company, and President-Nasco Division, Mr. Niemeyer is not entitled to any compensation as a member of the Board of Directors.

(9)

Includes $15,000 as payment of the annual director retainer, $5,000 for service as the Chairperson of the Audit Committee, and $7,000 for attendance at regular meetings of the Board of Directors and standing committees thereof.

(10)	Includes $15,000 as payment of the annual director retainer, and $7,000 for attendance at regular meetings of the Board of Directors and standing committees thereof.

REPORT OF THE AUDIT COMMITTEE

The role of the Audit Committee is to assist the Company’s Board of Directors in its oversight of the Company’s financial reporting process, as is more fully described in its charter, which the Board of Directors has adopted. The Company’s management is responsible for its financial reporting process, including its system of internal controls, and for the preparation and presentation of its consolidated financial statements in accordance with U.S. generally accepted accounting principles (“GAAP”). The Company’s independent auditors are responsible for auditing those financial statements and expressing an opinion as to their conformity with GAAP. The Audit Committee’s responsibility is to monitor and review these processes. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews of procedures. The members of the Audit Committee are not and may not be employees of the Company. Therefore, the Audit Committee has relied without independent verification on representations by the Company’s management that its financial statements have been prepared with integrity and objectivity and in conformity with GAAP. The Audit Committee has also relied on representations of the Company’s independent auditors included in their report on its financial statements. The Audit Committee’s oversight does not provide the Audit Committee with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with the Company’s management and independent auditors do not assure that the Company’s financial statements are presented in accordance with GAAP, that the audit of the Company’s financial statements has been carried out in accordance with standards of the Public Company Accounting Oversight Board or that the Company’s independent auditors are in fact ‘independent.”

In the performance of its oversight function, the Audit Committee reviewed and discussed with the Company’s management its audited financial statements for the fiscal year ended December 31, 2007.

The Audit Committee also discussed these financial statements with the Company’s independent auditors, KPMG LLP (“KPMG”). The Audit Committee’s discussions with the independent auditors included the matters required to be discussed by Statement of Auditing Standards No. 61, “Communication with Audit Committees,” as currently in effect. The Audit Committee also discussed with them their independence and any relationship that might affect their objectivity or independence. In connection with these discussions, the Audit Committee received and reviewed the written disclosures from KPMG required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” Finally, the Audit Committee considered whether the non-audit services provided by the independent auditors are compatible with maintaining their independence.

Based on the reviews and discussions referred to above, the Audit Committee is not aware of any relationship between the independent auditors and the Company that affects the objectivity or independence of the independent auditors. Based on these discussions and the Audit Committee’s review discussed above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Company’s Board of Directors that its audited financial statements for fiscal 2007 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the SEC.

Respectfully submitted,

The Aristotle Corporation Audit Committee

James G. Tatum (Chairperson)
John L. Lahey
John A. Whritner

The report of the Audit Committee and the information contained therein shall not be deemed to be “solicited material” or “filed” or incorporated by reference in any filing the Company makes under the Securities Act or under the Exchange Act, irrespective of any general statement incorporating by reference this Information Statement into any such filing, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates this information by reference into a document the Company files under the Securities Act or the Exchange Act.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Party Transactions

The Company reviews all relationships and transactions in which the Company and its directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. The Company’s legal and accounting staff is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related party transactions and then determining, based on facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in the Company’s Annual Report on Form 10-K or in its proxy statement or information statement. In addition, the Audit Committee reviews and approves or ratifies any related party transaction as required by the relevant Nasdaq requirements.

As set forth in the Audit Committee Charter, and as a matter of practice, the Audit Committee considers the following items in its review of related party transactions:

•	The nature of the related person’s interest in the transaction;

•	The material terms of the transaction, including, without limitation, the amount and type of transaction;

•	The importance of the transaction to the related person;

•	The importance of the transaction to the Company;

•	Whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the Company; and

•	Any other matters the Audit Committee deems appropriate.

Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction; provided, however, that such director may be counted in determining the presence of a quorum at a meeting of the Audit Committee called to consider such transaction.

Related Party Transactions

The Company and Geneve operate under cost-sharing arrangements pursuant to which certain administrative items, such as certain executive officer compensation and benefits, are allocated between the companies. During 2007, the Company accrued and paid to Geneve approximately $1.0 million under such arrangements, and accrued approximately $.8 million for the nine months ended September 30, 2008. Included in these amounts is consideration paid by the Company to Geneve for the Company’s use of office space at Geneve’s corporate headquarters. In addition, certain directors, officers and/or employees of the Company or its subsidiaries, who are also directors, officers and/or employees of Geneve, received compensation and benefits from Geneve for services rendered thereto since January 1, 2007.

The Company (including certain qualifying domestic subsidiaries) is included in the Federal income tax return and certain State income tax returns of Geneve. The provision for income taxes for the Company is determined on a separate return basis in accordance with the terms of a tax sharing agreement with Geneve, and payments for Federal and certain State income taxes are made to Geneve. The Company made income tax payments to Geneve under such arrangement of $4.5 million in 2007, and $8.1 million through September 30, 2008.

The Company has invested in an investment limited partnership, the general partner of which is an affiliate of the Company. The assets of the limited partnership are managed exclusively by a non-affiliate of the Company. At December 31, 2007 and September 30, 2008, the value of the Company’s investment in the limited partnership was $16.2 million and $17.4 million, respectively. The Company did not invest any additional amounts in the limited partnership in 2007 or in the first nine months of 2008.

In December 2007, the Company invested $2.0 million in another limited partnership, the general partner of which is an affiliate of the Company. The purpose of the limited partnership is to manage a diversified investment portfolio. At December 31, 2007 and September 30, 2008, the value of the

Company’s investment in this limited partnership was $2.0 million and $4.6 million, respectively. The Company invested an additional $3.0 million in this limited partnership subsequent to December 31, 2007.

None of the Company’s affiliates received material compensation in connection with such investment activities.

The Audit Committee has reviewed and approved or ratified the foregoing transactions

CODE OF ETHICS AND CORPORATE CODE OF BUSINESS CONDUCT AND ETHICS

The Company has adopted a Code of Ethics for Principal Executive Officer and Senior Financial Officers (the “Code of Ethics”) that applies to the Company’s President and Chief Operating Officer, principal financial officer, principal accounting officer or controller and other Company employees performing similar functions. The Company has adopted a Corporate Code of Business Conduct and Ethics which applies to all employees, officers and directors of the Company. The Code of Ethics and Corporate Code of Business Conduct and Ethics are posted on the Company’s website at aristotlecorp.net. In addition, the Company filed its Code of Ethics and Corporate Code of Business Conduct and Ethics as exhibits to its Annual Report on Form 10-K for the year ended December 31, 2004. The Company intends to satisfy the disclosure requirement under Item 10 of Form 8-K, if applicable, regarding any amendment to, or waiver from, a provision of the Code of Ethics and Corporate Code of Business Conduct and Ethics by posting such information on the Company’s website.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected KPMG as the independent auditors of the Company for 2008; KPMG also served as the Company’s independent auditors for 2007.

Fees Billed by Independent Auditors for 2007 and 2006

The following table sets forth aggregate fees for professional services billed to the Company in the years ended December 31, 2007 and 2006 by KPMG, the Company’s independent registered public accounting firm:

	2007	2006
Audit fees (1)	$228,000	$298,100
Audit-related fees (2)	36,400	35,100
Tax fees	—	—
All other fees	13,800	—

	$278,200	$333,200

(1)	Audit fees consist of fees billed to the Company by KPMG for professional services for the audit of the Company’s financial statements filed with the Company’s Annual Report on Form 10-K, review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q and services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements.

(2)

Audit related fees consist of fees billed to the Company by KPMG for professional services for assurance and related services that are reasonably related to the audit or review of the Company’s financial statements for 2007 and 2006. These services include employee benefit plan audits, and a review of the annual financial statements of a subsidiary prepared on a stand-alone basis.

POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND PERMISSIBLE
NON-AUDIT SERVICES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee approved and adopted pre-approval policies and procedures for non-audit services proposed to be performed by the Company’s independent auditors. The policies and procedures were implemented in 2002. Departmental requests for non-audit services are reviewed by management and are forwarded to the Chairperson of the Audit Committee for pre-approval. In addition, the Audit Committee reviewed the professional fees billed by KPMG, and determined that the provision of non-audit services was compatible with the maintenance of the auditors’ independence. All non-audit services billed to the Company by KPMG in 2007 were pre-approved by the Audit Committee.

OTHER INFORMATION

A copy of the Company’s 2007 Annual Report to Stockholders is being sent with this Information Statement. If, upon receiving this Information Statement, you have not received the 2007 Annual Report to Stockholders, please contact H. William Smith, Vice President, General Counsel and Secretary, at the Company’s offices at 96 Cummings Point Road, Stamford, Connecticut 06902 to request a copy. In addition, a copy of the Company’s Annual Report on Form 10-K and Form 10K/A for the fiscal year ended December 31, 2007, as filed with the SEC, is available without charge upon written request.

By Order of the Board of Directors

H. WILLIAM SMITH
Vice President, General Counsel and Secretary

November 28, 2008